CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 25, 2014, relating to the financial statements and financial highlights which appears in the July 31, 2014 Annual Report to Shareholders of the Municipal Total Return Managed Accounts Portfolio (a series of the Nuveen Managed Accounts Portfolios Trust) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers LLP

Chicago, Illinois

November 25, 2014